Filed Pursuant to Rule 433

Final Term Sheet

June 8, 2012

Relating to Preliminary Prospectus Supplement

dated June 8, 2012

Registration Statement No. 333-165156

Time Warner Inc.

$500,000,000 3.40% Notes due 2022

$500,000,000 4.90% Debentures due 2042

Issuer:	Time Warner Inc.

Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.

Securities:	$500,000,000 3.40% Notes due 2022 (the “2022 Notes”) $500,000,000 4.90% Debentures due 2042 (the “2042 Debentures”)

Size:	2022 Notes	$500,000,000
	2042 Debentures	$500,000,000

Maturity Dates:	2022 Notes	June 15, 2022
	2042 Debentures	June 15, 2042

Coupon:	2022 Notes	3.40%
	2042 Debentures	4.90%

Interest Payment Dates:	2022 Notes	June 15 and December 15, commencing December 15, 2012
	2042 Debentures	June 15 and December 15, commencing December 15, 2012

Price to Public:	2022 Notes	99.857%
	2042 Debentures	98.929%

Benchmark Treasury:	2022 Notes	1.75% due May 15, 2022
	2042 Debentures	3.125% due February 15, 2042

Benchmark Treasury Yield:	2022 Notes	1.617%
	2042 Debentures	2.719%

Spread to Benchmark Treasury:	2022 Notes	Plus 180 bps
	2042 Debentures	Plus 225 bps

Yield:	2022 Notes	3.417%
	2042 Debentures	4.969%

Make-Whole Call:	2022 Notes	Treasury Rate plus 30 bps
	2042 Debentures	Treasury Rate plus 35 bps

Expected Settlement Date:	June 13, 2012 (T+3)

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

CUSIP/ISIN:	2022 Notes	887317 AQ8 / US887317AQ81
	2042 Debentures	887317 AP0 / US887317AP09

Ratings:	2022 Notes	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB (positive) by Fitch Ratings
	2042 Debentures	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB (positive) by Fitch Ratings

Joint Book-Running Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital Group, L.P.

UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Citigroup Global Markets Inc. toll free at 1-877-858-5407 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.